EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of April 3, 2005 is based on the assumption that the acquisition of Tetra had occurred as of that date. The unaudited pro forma condensed consolidated statement of operations for the 12 months ended September 30, 2004 and the unaudited pro forma condensed consolidated statement of operations for the 6 months ended April 3, 2005 are based on the consolidated financial statements of Spectrum Brands and Tetra as if the acquisition of Tetra had occurred at the beginning of the periods presented, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet as of April 3, 2005 has been derived from Spectrum Brands’ unaudited consolidated balance sheet as of April 3, 2005 and Tetra’s unaudited consolidated balance sheet as of March 31, 2005. The unaudited pro forma condensed consolidated statement of operations for the 12 months ended September 30, 2004 has been derived from Spectrum Brands’ audited consolidated statement of operations for the year ended September 30, 2004, and Tetra’s unaudited consolidated statement of operations for the year ended December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the 6 months ended April 3, 2005 has been derived from Spectrum Brands’ unaudited consolidated statement of operations for the six months ended April 3, 2005, and Tetra’s unaudited consolidated statement of operations for the six months ended March 31, 2005. The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items directly attributable to the Tetra acquisition.

In addition, the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2004 and for the 6 months ended April 3, 2005 include the effects of certain acquisitions previously consummated by Spectrum Brands. The operating results of United Industries, Inc., acquired by Spectrum on February 7, 2005, United Pet Group, acquired by United on July 30, 2004, Nu-Gro Corporation, acquired by United on April 30, 2004, and Microlite, acquired by Spectrum Brands on May 28, 2004, are included as if each acquisition occurred at the beginning of the periods presented. The unaudited pro forma condensed consolidated statement of operations excludes non-recurring items directly attributable to these transactions.

The unaudited pro forma condensed combined balance sheet as of April 3, 2005, the unaudited pro forma condensed consolidated statement of operations for the 12 months ended September 30, 2004 and the unaudited pro forma condensed consolidated statement of operations for the 6 months ended April 3, 2005 incorporate all adjustments to convert to U.S. GAAP.

The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt structure and to adjust amounts related to Tetra’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect amortization expense, interest expense and the income tax effect related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of Tetra that exist as of the date of the completion of the transactions. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and have been derived from, and should be read in conjunction with the consolidated financial statements of Spectrum Brands and Tetra, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of 4/3/05

(in thousands)

	Spectrum Brands (1)	Tetra (2)	Pro Forma Adjustments (3)		Spectrum Brands & Tetra Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,266	$11,894	$(628	)(a)	$55,532
Receivables, net	441,169	38,186	—		479,355
Inventories	481,629	30,065	7,216	(b)	518,910
Prepaid expenses, deferred tax asset and other	104,810	11,515	(2,742	)(c)	113,583

Total current assets	1,071,874	91,660	3,846		1,167,380
Property, plant and equipment, net	272,483	31,688	1,169	(d)	305,340
Goodwill	1,100,684	198,152	121,672	(e)	1,420,508
Intangible assets, net	952,294	12,125	221,874	(f)	1,186,293
Deferred charges and other	38,077	—	—		38,077
Debt issuance costs, net	38,942	—	3,082	(g)	42,024

Total assets	$3,474,354	$333,625	$351,643		$4,159,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$29,337	$19,595	$(19,595	)(h)	$29,337
Accounts payable	280,741	10,175	—		290,916
Accrued liabilities	176,271	18,940	(4,357	)(h)	190,854

Total current liabilities	486,349	48,710	(23,952)		511,107
Long term debt, net of current maturities	1,911,230	246,148	318,052	(h)	2,475,430
Deferred income taxes	138,520	2,928	89,364	(i)	230,812
Other non-current liabilities	109,487	4,018	—		113,505

Total liabilities	2,645,586	301,804	383,464		3,330,854

Total shareholders’ equity	828,768	31,821	(31,821	)(j)	828,768

Total liabilities and shareholders’ equity	$3,474,354	$333,625	$351,643		$4,159,622

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1) Unaudited Condensed Consolidated Balance Sheet for Spectrum, as obtained from the Company’s quarterly report on Form 10-Q for the period ended April 3, 2005.

(2) Derived from Tetra’s unaudited balance sheet as of March 31, 2005. Amounts converted at an exchange rate of 1.2916 USD to 1 EURO.

(3) The total estimated consideration as shown in the table below is allocated to the assets and liabilities of Tetra as if the transactions had occurred on April 3, 2005. The allocation set forth below is preliminary. The unaudited pro forma condensed combined financial information assumes that the historical values of Tetra's current assets, current liabilities and property plant and equipment approximate fair value, except as adjusted, pending forthcoming appraisals and other financial information.

The allocation of consideration to acquired intangible assets is subject to the finalization of independent appraisals. The actual amounts recorded when the independent appraisals are completed may differ materially from the pro forma amounts presented below.

(in thousands)
Total purchase price:
Cash consideration	$275,500
Payoff of Tetra Debt, including accrued interest and fees	270,100
Other direct costs of acquisition	16,146

$561,746
Preliminary allocation of purchase price, reflecting the transactions:
Estimated adjustments to reflect assets and liabilities at fair value:
Historical value of assets acquired, excluding goodwill, as of April 3, 2005	$135,473
Historical value of liabilities assumed	(301,804)
Debt paid at acquisition, including accrued interest and fees	270,100
Property valuation	1,169
Deferred tax liability recognized on property valuation	(444)
Inventory valuation	7,216
Current deferred tax liability recognized on inventory valuation	(2,742)
Incremental identified intangible assets	221,874
Incremental deferred tax liability on identified intangibles	(88,920)
Goodwill acquired (including $198,152 of pre-acquisition goodwill)	319,824

$561,746

(a)	Net change in cash after completion of the transactions.
(b)	Adjustment to reflect the estimated fair value of inventory.
(c)	Estimated deferred tax benefits associated with the purchase accounting fair value adjustments to inventory.
(d)	Adjustment to the estimated purchase accounting valuation related to property, plant and equipment.
(e)	Estimated value of purchase price in excess of fair values of assets and liabilities acquired.
(f)	Estimated fair value of incremental intangible assets acquired in the transactions.
(g)	Spectrum debt issue costs incurred in connection with the Tetra acquisition.
(h)	Net additional debt after repayment of Tetra debt, $265,743, and accrued interest and fees, $4,357, at April 3, 2005.
(i)	Represents deferred taxes recognized at a 38% rate on preliminary net assets acquired.
(j)	Historical value of Tetra net assets acquired.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended September 30, 2004

(in thousands except per share data)

Page 1 of 2 (continued on next page)

	Spectrum Brands (1)	Microlite (2)	Pro Forma Adjustments		Spectrum Brands Combined	United Industries (6)	United Pet Group (7)	NuGro (8)	Pro Forma Adjustments			United Industries Combined	Pro Forma Adjustments		Spectrum Brands Pro Forma Combined
Net sales	$1,417,186	$37,618	$—		$1,454,804	$640,890	$206,834	$89,819		$—		$937,543	$—		$2,392,347
Cost of goods sold	811,894	28,294	—		840,188	423,712	136,554	69,853		7,884	(9)	638,003	(55,528	)(13)	1,422,663
Restructuring and related charges	(781)	—	—		(781)	—	—	—		—		—	—		(781)

Gross profit	606,073	9,324	—		615,397	217,178	70,280	19,966		(7,884)		299,540	55,528		970,465
Operating expenses:
Selling, general and administrative expenses	437,629	15,695	3,241	(3)	456,565	165,695	55,312	11,760		1,148	(10)	233,915	44,970	(13)	735,450
Restructuring and related charges	12,224	—	—		12,224	—	—	—		—		—	—		12,224

	449,853	15,695	3,241		468,789	165,695	55,312	11,760		1,148		233,915	44,970		747,674
Operating Income (loss)	156,220	(6,371)	(3,241)		146,608	51,483	14,968	8,206		(9,032)		65,625	10,558		222,791
Interest expense	65,702	4,366	(2,252	)(4)	67,816	42,528	7,308	591		1,228	(11)	51,655	10,437	(14)	129,908
Other (income) expense, net	64	(50)	—		14	—	—	—		—		—	(890	)(15)	(876)
Minority interest	(78)	—	—		(78)	—	—	—		—		—	—		(78)

Income (loss) from continuing operations before income taxes	90,532	(10,687)	(989)		78,856	8,955	7,660	7,615		(10,260)		13,970	1.011		93,837
Income tax expense (benefit)	34,372	—	—	(5)	34,372	(96,231)	5,856	2,793		(3,899	)(12)	(91,481)	384	(16)	(56,725)

Net income from continuing operations	$56,160	$(10,687)	$(989)		$44,484	$105,186	$1,804	$4,822	$	$(6,361)		$105,451	$627		$150,562

Basic net income per common share	$1.68														$3.19

Weighted average shares of common stock outstanding	33,433														47,183	(17)

Diluted net income per common share	$1.62														$3.11

Weighted average shares in common stock outstanding	34,620														48,370	(17)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended 9/30/04

(in thousands except per share data)

Page 2 of 2 (continued from previous page)

	Spectrum Brands Pro Forma Combined	Tetra (18)	Pro Forma Adjustments		Spectrum Brands & Tetra Pro Forma Combined
Net sales	$2,392,347	$231,804	$—		$2,624,151
Cost of goods sold	1,422,663	100,917	—		1,523,580
Restructuring and related charges	(781)	—	—		(781)

Gross profit	970,465	130,887	—		1,101,352
Operating expenses:
Selling, general and administrative expenses	735,450	84,507	4,547	(19)	824,504
Restructuring and related charges	12,224	—	—		12,224

	747,674	84,507	4,547		836,728
Operating income	222,791	46,380	(4,547)		264,624
Interest expense	129,908	25,754	(954	)(20)	154,708
Other (income) expense, net	(876)	(193)	—		(1,069)
Minority interest	(78)	—	—		(78)

Income from continuing operations before income taxes	93,837	20,819	(3,593)		111,063
Income tax expense (benefit)	(56,725)	8,795	(2,249	)(21)	(50,179	)(22)

Net income from continuing operations	$150,562	$12,024	$(1,344)		$161,242

Basic net income per common share	$3.19				$3.42

Weighted average shares of common stock outstanding	47,183				47,183

Diluted net income per common share	$3.11				$3.33

Weighted average shares in common stock outstanding	48,370				48,370

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1) Consolidated statement of operations for Spectrum Brands, as obtained from the Company’s Annual Report on Form 10-K for the period ended September 30, 2004.

(2) Represents the unaudited historical operating results for Microlite for the period from October 1, 2003 to May 28, 2004.

(3) Reclassification of Microlite expenses from interest expense to selling, general and administrative expenses to conform to the Spectrum Brands presentation.

(4) Reclassification of Microlite expenses to conform to Spectrum Brands’ presentation, net of additional interest expense incurred in connection with the acquisition of Microlite.

(5) No net income tax benefit has been recognized in connection with Microlite’s operating loss for the period from October 1, 2003 to May 28, 2004. Based on historical levels of income and the length of time required to utilize its deferred tax assets, Spectrum Brands determined that it was more likely than not that it would not fully utilize its Microlite deferred tax assets and therefore recorded a valuation allowance against the benefit of such losses.

(6) Represents the historical operating results for United Industries for the twelve-month period ended September 30, 2004, including the results of United Pet Group from July 30, 2004, its date of acquisition, through September 30, 2004, and Nu-Gro from April 30, 2004, its date of acquisition, through September 30, 2004.

(7) Represents the historical operating results for United Pet Group for the period from October 1, 2003 to July 30, 2004.

(8) Represents the historical operating results for Nu-Gro for the period from October 1, 2003 to April 30, 2004.

(9) Represents a reclassification of $7.7 million from selling, general and administrative expenses related to freight costs to conform with the accounting treatment for such costs by United Industries. The adjustment also includes an adjustment to record incremental depreciation expense related to property and equipment acquired in the United Pet Group acquisition based on estimated fair values. Such property and equipment is being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.

(10) Represents an adjustment to record approximately $8.8 million of incremental amortization expense related to intangible assets (other than goodwill) acquired in the United Pet Group and Nu-Gro acquisitions, based on estimated fair values. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names are being amortized using the straight-line method over periods ranging from 5 to 40 years, while several trade names have been determined to have indefinite lives. Patents acquired and customer relationships are being amortized using the straight-line method over 15 years and 5 years, respectively. This adjustment is offset by the reclassification of $7.7 million of freight costs from selling, general and administrative expenses to cost of goods sold to conform with the accounting treatment for such costs by United Industries.

(11) Represents the change in interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition, and the amendment of such senior credit facility on July 30, 2004, a portion of the proceeds of which were used to finance the United Pet Group acquisition.

(12) Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.

(13) Represents a reclassification of freight costs from cost of goods sold to selling, general and administrative expenses to conform with the accounting treatment for such costs by Spectrum Brands, net of a reduction of amortization expense (included in selling, general and administrative expenses only) of $10.6 million, reflecting projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 1/2 year life.

(14) Represents increased interest expense, net of a reclassification of interest income, associated with the debt issued and refinanced in connection with the transactions. The effect of a 0.125 percent change in the expected interest rate on the approximately $739 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.9 million.

(15) Represents a reclassification of interest income from interest expense, net, to conform to Spectrum Brands’ presentation.

(16) Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.

(17) Increase to weighted shares outstanding due to the assumed issuance of 13.75 million shares of Spectrum Brands common stock on October 1, 2003.

(18) Consolidated Statement of Operations for Tetra for the 12 month period ended December 31, 2004, as derived from Exhibit 99.2 to this filing. Amounts are shown in US Dollars based on the average conversion rate of 1.2433 USD to 1 EURO.

(19) Estimated incremental amortization of acquired intangibles. Total amortization expense is projected to be approximately $5 million for the full year. Intangible assets acquired included trade names, customer relationships and technology. Acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 ½ year life and technology has been assigned a six year life.

(20) Represents decreased interest expense associated with the debt issued and refinanced in connection with the transactions. The annual effect of a 0.125 percent change in the expected interest rate on the approximately $551 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.7 million.

(21) Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38% as well as an additional amount to adjust Tetra's effective tax rate to 38%.

(22) Includes a reduction of income tax expense of $104,137, reflecting the full reversal of a valuation allowance originally established against a tax deductible goodwill deduction and certain net operating loss carryforwards that were generated in 1999 through 2003. The adjustment was recorded by United Industries, whose historical results are incorporated in Spectrum's Unaudited Pro Forma Condensed Consolidated Statement of Operations included herein. Based on historical levels of income and the length of time required to utilize its deferred tax assets, United determined that it was more likely than not that it would fully utilize its deferred tax assets and that it was no longer necessary to maintain a valuation allowance. The following table excludes this one-time adjustment from income tax expense in arriving at net income (in thousands):

	Spectrum Brands and Tetra Pro Forma Combined	Tax Adjustment	Pro Forma Adjusted
Income (loss) from continuing operations before income taxes	$111,063	$—	$111,063
Income tax expense (benefit)	(50,179)	104,137	53,958

Net income from continuing operations	$161,242	$(104,137)	$57,105

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended 4/3/05

(in thousands, except per share amounts)

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	Spectrum Brands (1)	United Industries (2)	Pro Forma Adjustments		Spectrum Brands Pro Forma Combined
Net sales	$1,025,280	$217,551	$—		$1,242,831
Cost of goods sold	637,420	157,620	(43,690	) (3)(4)	751,350
Restructuring and related charges					—

Gross profit	387,860	59,931	43,690		491,481
Operating expenses:
Selling, general and administrative expenses	290,759	80,928	1,620	(3)(5)(6)	373,307
Restructuring and related charges	157				157

	290,916	80,928	1,620		373,464
Operating Income (loss)	96,944	(20,997)	42,070		118,017
Interest expense	55,922	20,629	(11,597	) (7)	64,954
Other (income) expense, net	(24)	55			31
Minority interest	(143)	—			(143)

Income (loss) from continuing operations before income taxes	41,189	(41,681)	53,667		53,175
Income tax expense (benefit)	15,191	(17,908)	20,393	(8)	17,676

Net income from continuing operations	$25,998	$(23,773)	$33,274		$35,499

Basic net income per common share	$0.67				$0.73

Weighted average shares of common stock outstanding	38,709				48,350	(9)

Diluted net income per common share	$0.64				$0.71

Weighted average shares of common stock outstanding	40,318				49,959	(9)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended 4/3/05

(in thousands except per share data)

Page 2 of 2 (continued from previous page)

	Spectrum Brands Pro Forma Combined	Tetra (10)	Pro Forma Adjustments		Spectrum Brands & Tetra Pro Forma Combined
Net sales	$1,242,831	$117,475	$—		$1,360,306
Cost of goods sold	751,350	55,252	—		806,602
Restructuring and related charges	—	—	—		—

Gross profit	491,481	62,223	—		553,704
Operating expenses:
Selling, general and administrative expenses	373,307	42,604	2,260	(11)	418,171
Restructuring and related charges	157	—	—		157

	373,464	42,604	2,260		418,328
Operating income (loss)	118,017	19,619	(2,260)		135,376
Interest expense	64,954	9,767	2,633	(12)	77,354
Other (income) expense, net	31	48	—		79
Minority interest	(143)	—	—		(143)

Income from continuing operations before income taxes	53,175	9,804	(4,893)		58,086
Income tax expense (benefit)	17,676	4,270	(2,453	)(13)	19,493

Net income from continuing operations	$35,499	$5,534	$(2,440)		$38,593

Basic net income per common share	$0.73				$0.80

Weighted average shares of common stock outstanding	48,350				48,350

Diluted net income per common share	$0.71				$0.77

Weighted average shares in common stock outstanding	49,959				49,959

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1) Consolidated statement of operations for Spectrum Brands, as obtained from the Company’s 10-Q report for the six months ended April 3, 2005.

(2) Consolidated statement of operations for United, as derived from United’s Annual report for the period ended December 31, 2004, 10-Q report for the period ended September 30, 2004 and unaudited consolidated statement of operations for the period January 1, 2005 through February 7, 2005.

(3) Includes $15,995 related to a reclassification of freight costs from cost of goods sold to selling, general and administrative expenses to conform with the accounting treatment for such costs by Spectrum Brands.

(4) Includes $27,695 related to the fair value adjustment applied to United’s acquired inventory as the charge was a non-recurring item related to the transaction.

(5) Includes a $2,046 reduction in amortization expense to present projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 1/2 year life.

(6) Includes $12,329 of non-recurring transaction related costs incurred by United.

(7) Includes $12,033 of debt issuance costs charged to interest expense related to the debt refinancing that occurred in connection with the acquisition, as the charge was a non-recurring item, offset by increased interest expense, net of a reclassification of interest income, associated with the debt issued and refinanced in connection with the transactions. The effect of a 0.125 percent change in the expected interest rate on the approximately $736 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.9 million.

(8) Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma statutory tax rate of 38%.

(9) Weighted average shares of common stock outstanding assumes the 13.75 million shares issued in connection with the United acquisition were issued and outstanding for the entire period presented.

(10) Unaudited Consolidated Statement of Operations for Tetra for the 6 month period ended March 31, 2005. Amounts are shown in US Dollars based on the average conversion rate of 1.3182 USD to 1 EURO.

(11) Estimated incremental amortization of acquired intangibles. Total amortization expense is projected to be approximately $5 million for the full year. Intangible assets acquired included trade names, customer relationships and technology. Acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 ½ year life and technology has been assigned a six year life.

(12) Represents increased interest expense associated with the debt issued and refinanced in connection with the transactions. The annual effect of a 0.125 percent change in the expected interest rate on the approximately $551 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.7 million.

(13) Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2005 statutory tax rate of 37% as well as an additional amount to adjust Tetra's effective tax rate to 37%.